UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 1, 2012, AVI BioPharma, Inc. (the “Company”) announced via press release the Company’s results for the fourth quarter and year ended December 31, 2011. A copy of the Company’s press release is attached hereto as Exhibit 99.1. The information in this Item 2.02 and the attached exhibit are furnished to, but not filed with, the Securities and Exchange Commission.

Item 8.01	Other Events.

Effective February 24, 2012, Ms. Effie Toshav, the Company’s Senior Vice President and General Counsel, resigned from her employment with the Company to pursue other opportunities. In connection with her resignation, Ms. Toshav and the Company entered into a separation agreement (the “Agreement”). Pursuant to the terms of the Agreement, Ms. Toshav will provide consulting services to the Company for up to four months to assist with the transition of her responsibilities. During the term of the consultancy, Ms. Toshav will receive customary cash compensation and will continue to vest in the stock options previously granted to her during the term of her employment. If the consultancy period is not terminated prior to the expiration of the four month term, then, effective upon the expiration of the consultancy period, Ms. Toshav will vest in twenty-five percent of the shares underlying the option grant she received in August 2011. Also, if Ms. Toshav delivers a written election to the Company by March 25, 2012, then her previously granted options will be amended such that she will have until December 31, 2012 to exercise them. The Agreement also contained a customary mutual waiver and release of claims and a customary mutual non-disparagement provision.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibit is deemed to have been furnished to, but not filed with, the Securities and Exchange Commission:

Exhibit Number	Description

99.1	Press release dated March 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: March 1, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated March 1, 2012.